UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2021

DERMTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38118	84-2870849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code (858) 450-4222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DMTK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 6, 2021, DermTech, Inc., or the Company, entered into an Underwriting Agreement, or the Underwriting Agreement, with Cowen and Company, LLC and William Blair & Company, L.L.C. as representatives, or the Representatives, of the several underwriters.  We refer to the several underwriters collectively with the Representatives, as the Underwriters. Pursuant to the Underwriting Agreement, the Company agreed to issue and sell up to 4,237,288 shares of its common stock, or the Shares, including up to 635,593 shares, or the Optional Shares, that may be purchased by the Underwriters pursuant to a 30-day option granted to the Underwriters by the Company.  We refer to the transactions contemplated by Underwriting Agreement as the Offering. All Shares will be offered and sold in the Offering at the public offering price of $29.50 per share and will be purchased by the Underwriters from the Company at a price of $27.73 per share.

Any Shares offered and sold in the Offering will be issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-248642), or the Registration Statement, filed with the Securities and Exchange Commission, or the SEC, on September 8, 2020 and declared effective by the SEC on September 17, 2020, the prospectus supplement dated January 6, 2021 relating to the Offering and filed with the SEC on January 6, 2021 and any applicable additional prospectus supplements related to the Offering that form a part of the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary indemnification obligations of the Company and the Underwriters and other obligations of the parties and termination provisions.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement filed hereto, providing for a 90-day “lock-up” period with respect to sales of the Company’s common stock, subject to certain exceptions. A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

The net proceeds from the sale of the Shares, after deducting the Underwriters’ discounts and commissions and other estimated offering expenses payable by the Company, are expected to be approximately $117.1 million (or approximately $134.7 million if the Underwriters exercise their option to purchase all of the Optional Shares). The offering is expected to close on or about January 11, 2021, subject to the satisfaction or waiver of customary closing conditions. The Company currently intends to use the net proceeds from the Offering to fund further commercialization of its clinical commercial tests, accelerate pipeline development and for general corporate purposes, including working capital and other general and administrative purposes.

This Current Report on Form 8-K, including the exhibits hereto, shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any offer, solicitation or sale of the Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The opinion of the Company’s counsel regarding the validity of the Shares is filed as Exhibit 5.1 hereto. This opinion is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 8.01.	Other Events.

Press Release

On January 7, 2021, the Company issued a press release announcing its entry into the Underwriting Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1*	Underwriting Agreement, dated as of January 6, 2021, by and among DermTech, Inc., Cowen and Company, LLC and William Blair & Company, L.L.C.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

99.1	Press Release, dated January 7, 2021

* Attachments omitted pursuant to Item 601(a)(5) of Regulation S-K. The names of the omitted attachments are referenced in the as-filed Exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMTECH, INC.

Date: January 7, 2021	By:	/s/ Kevin Sun
	Name:	Kevin Sun
	Title:	Chief Financial Officer